Exhibit 7

CONSOLIDATED REPORT OF CONDITION OF

MUFG Union Bank, N.A.

of Los Angeles in the State of California, at the close of business March 31, 2018 published in response to call made by the Comptroller of the Currency, under Title 12, United States Code, Section 161. Charter 21541

BALANCE SHEET

Dollar Amounts in Thousands
ASSETS
Cash and balances due from depository institutions:
Non-interest-bearing balances and currency and coin	$1,658,642
Interest-bearing balances	$2,851,013
Securities:
Held-to-maturity securities	$11,393,161
Available-for-sale securities	$15,669,179
Equity securities with readily determinable fair values not held for trading	$9,633
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	$—
Securities purchased under agreements to resell	$—
Loans and lease financing receivables:
Loans and leases held for sale	$213,386
Loans and leases, net of unearned income	$79,652,752
LESS: Allowance for loan and lease losses	$427,036
Loans and leases, net of unearned income and allowance	$79,225,716
Trading assets	$769,167
Premises and fixed assets	$595,932
Other real estate owned	$75
Investments in unconsolidated subsidiaries and associated companies	$134,430
Direct and indirect investments in real estate ventures	$—
Intangible assets:
Goodwill	$3,224,671
Other intangible assets	$296,005
Other assets	$4,871,494

Total assets	$120,912,504

LIABILITIES
Deposits:
In domestic offices	$84,486,676
Noninterest-bearing	$33,194,357
Interest-bearing	$51,292,319
In foreign offices, Edge and Agreement subsidiaries and IBFs	$—
Noninterest-bearing	$—
Interest-bearing	$—
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	$—
Securities sold under agreements to repurchase	$—
Trading liabilities	$418,626
Other borrowed money	$16,930,783
Subordinated notes and debentures	$750,000
Other liabilities	$1,799,200

Total liabilities	$104,385,285

EQUITY CAPITAL
Perpetual preferred stock and related surplus	$—
Common stock	$604,577
Surplus	$9,867,482
Retained earnings	$7,203,808
Accumulated other comprehensive income	$(1,249,025)
Other equity capital components	$—
Total bank equity capital	$16,426,842
Noncontrolling (minority) interests in consolidated subsidiaries	$100,377
Total equity capital	$16,527,219

Total liabilities and equity capital	$120,912,504